                                                                    EXHIBIT 8(b)

                             SUBCUSTODIAN AGREEMENT

    AGREEMENT made this November 29, 1993, between State Street Bank and Trust Company, a Massachusetts Trust Company (hereinafter referred to as the "Custodian"), having its principal place of business at 225 Franklin Street, Boston, MA, and Standard Bank of South Africa Limited (hereinafter referred to as the "Subcustodian"), a bank organized under the laws of the Republic of South Africa and having its registered office at 46 Marshall Street, Johannesburg, 2001 Republic of South Africa.

    WHEREAS, Custodian has been appointed to act as Trustee, Custodian or Subcustodian of securities and monies on behalf of certain of its customers including, without limitation, collective investment undertakings, investment companies subject to the U.S. Investment Company Act of 1940, as amended, and employee benefit plans subject to the U.S. Employee Retirement Income Security Act of 1974, as amended;

    WHEREAS, Custodian wishes to establish Accounts (the "Accounts") with the Subcustodian to hold and maintain certain property for which Custodian is responsible as custodian; and

    WHEREAS, Subcustodian agrees to establish the Accounts and to hold and maintain all Property in the Accounts in accordance with the terms and conditions herein set forth.

    NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Custodian and the Subcustodian agree as follows:

I.  The Account

    A. Establishment of the Account
    Custodian hereby requests that Subcustodian establish for each client of the Custodian an Account which shall be composed of:

    1. A Custody Account for any and all Securities (as hereinafter defined) from time to time received by Subcustodian therefor, and

    2. A Deposit Account for any and all Cash (as hereinafter defined) from time to time received by Subcustodian therefor.

    B.   Use of the Account
    The Account shall be used exclusively to hold, acquire, transfer or otherwise care for, on behalf of Custodian as custodian and the customers of Custodian and not for Custodian's own interest, Securities, and such Cash or cash equivalents as are transferred to Subcustodian or as are received in payment of any transfer of, or as payment on, or interest on, or dividend from, any such Securities (herein collectively called "Cash").

    C. Transfer of Property in the Account
    Beneficial ownership of the Securities and Cash in the Account shall be freely transferable without payment of money or value other than for safe custody and administration.

    D. Ownership and Segregation of Property in Account
    The ownership of the property in the Account, whether Securities, Cash or both, and whether any such property is held by Subcustodian in an Eligible Depository, shall be clearly recorded on Subcustodian's books as belonging to Custodian on behalf of Custodian's customers, and not for Custodian's own interest and, to the extent that Securities are physically held in the Account, such Securities shall also be physically segregated from the general assets of Subcustodian, the assets of Custodian in its individual capacity and the assets of Subcustodian's other customers. In addition, Subcustodian shall maintain such other records as may be necessary to identify the property hereunder as belonging to each Account.

    E. Registration of Securities in the Account
    Securities which are eligible for deposit in a depository as provided for in Paragraph III may be maintained with the depository in an account for Subcustodian's customers. Securities which are not held in a depository and that are ordinarily held in registered form will be registered in the name of the Subcustodian or in the name of Subcustodian's nominee, unless alternate Instructions are furnished by Custodian.

    II. Services to be Provided by the Subcustodian

    The Services Subcustodian will provide to Custodian and the manner in which such services will be performed will be as set forth below in this Agreement.

    A. Services Performed Pursuant to Instructions
    All transactions involving the Securities and Cash in the Account shall be executed solely in accordance with Custodian's Instructions as that term is defined in Paragraph VI hereof, except those described in Paragraph B below.

    B. Services to be Performed without Instructions
    Subcustodian will, unless it receives Instructions from Custodian to the contrary:

         1. Collect Cash
    Promptly collect and receive all dividends, income, principal, proceeds from transfer and other payments with respect to property held in the Account, and present for payment all Securities held in the Account which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, and credit Cash receipts therefrom to the Deposit Account.

         2. Exchange Securities
    Promptly exchange Securities where the exchange is purely administrative including, without limitation, the exchange of temporary Securities for those in definitive form and the exchange of warrants, or other documents of entitlement to Securities, for the Securities themselves.

         3. Sale of Rights and Fractional Interests
    Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for the Account and such rights entitlement or fractional interest bears an expiration date, Subcustodian will promptly endeavor to obtain Custodian's Instructions, but should these not be received in time for Subcustodian to take timely action, Subcustodian is authorized to sell such rights entitlement or fractional interest and to credit the Account.

         4. Execute Certificates
    Execute in Custodian's name for the Account, whenever Subcustodian deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the Securities held in the Account.

         5. Pay Taxes and Receive Refunds
    To pay or cause to be paid from the Account any and all taxes and levies in the nature of taxes imposed on the property in the Account by any governmental authority, and to take all steps necessary to obtain all tax exemptions, privileges or other benefits, including reclaiming and recovering any withholding tax, relating to the Account and to execute any declarations, affidavits, or certificates of ownership which may be necessary in connection therewith.

         6. Prevent Losses
    Take such steps as may be reasonably necessary to secure, or otherwise prevent the loss of, entitlements attached to or otherwise relating to property held in the Account.

    C. Additional Services

         1. Transmission of Notices of Corporate Action
    By such means as will permit Custodian to take timely action with respect thereto, Subcustodian will promptly notify Custodian upon receiving notices or reports, or otherwise becoming aware, of corporate actions affecting Securities held in the Account (including, but not limited to, calls for redemption, mergers, consolidations, reorganizations, recapitalizations, tender offers, rights offerings, exchanges, subscriptions and other offerings) and dividend, interest and other income payments relating to such Securities.

         2. Communications Regarding the Exercise of Entitlements
    Upon request by Custodian, Subcustodian will promptly deliver, or cause any Eligible Depository authorized and acting hereunder to deliver, to Custodian all notices, proxies, proxy soliciting materials and other communications that call for voting or the exercise of rights or other specific action (including material relative to legal proceedings intended to be transmitted to security holders) relating to Securities held in the Account to the extent received by Subcustodian or said Eligible Depository, such proxies or any voting instruments to be executed by the registered holder of the Securities, but without indicating the manner in which such Securities are to be voted.

         3. Monitor Financial Service
    In furtherance of its obligations under this Agreement, Subcustodian will use its best endeavors to monitor a leading financial information service with respect to announcements and other information respecting property held in the Account, including announcements and other information with respect to corporate actions and dividend, interest and other income payments.

III. Use of Securities Depository

     Subcustodian may, with the prior written approval of Custodian, maintain all or any part of the Securities in the Account with a securities depository or clearing agency which is incorporated or organized under the laws of a country other than the United States of America and is supervised or regulated by a government agency or regulatory authority in the foreign jurisdiction having authority over such depositories or agencies, and which operates (a) the central system for handling of designated securities or equivalent book entries in South Africa or (b) a transnational system for the central handling of securities or equivalent book entries (herein called "Eligible Depository"), provided however, that, while so maintained, such Securities shall be subject only to the directions of Subcustodian, and that Subcustodian duties, obligations and responsibilities with regard to such Securities shall be the same as if such Securities were held by Subcustodian on its premises.

IV.  Claims Against Property in the Account
     The property in the account shall not be subject to any right, charge, security interest, lien or claim of any kind (collectively "Charges") in favor of Subcustodian or any Eligible Depository or any creditor of Subcustodian or of any Eligible Depository except a claim for payment by Subcustodian for such property's safe custody or administration in accordance with the terms of this Agreement. Subcustodian will immediately notify Custodian of any attempt by any party to assert any Charge against the property held in the Account and shall take all lawful actions to protect such property from such Charges until Custodian has had reasonable time to respond to such notice.

V.   Subcustodian's Warranty
     Subcustodian Represents and Warrants that:

     (A) It is a branch of a "qualified U.S. bank" or it is an "eligible foreign custodian" as those terms are defined in Rule 17f-5 of the Investment Company Act of 1940, a copy of which is attached hereto as Attachment A (the "Rule"), and Subcustodian shall immediately notify Custodian, in writing or by other authorized means, in the event that there appears to be a substantial likelihood that Subcustodian will cease to qualify under the Rule as currently in effect or as hereafter amended, or

     (B) It is the subject of an exemptive order issued by the United States Securities and Exchange Commission which order permits Custodian to employ Subcustodian notwithstanding the fact that

Subcustodian fails to qualify under the terms the Rule, and Subcustodian shall immediately notify Custodian, in writing or by other authorized means, if for any reason it is no longer covered by such exemptive order.

    Upon receipt of any such notification required under (A) or (B) of this section, Custodian may terminate this Agreement immediately without prior notice to Subcustodian.

VI. Definitions

    A. Instructions
    The term "Instructions" means

    1. instructions in writing signed by authorized individuals designated as such by Custodian;
    2.   SWIFT, telex or tested telex instructions of Custodian;
    3. other forms of instructions in computer readable from as shall customarily be used for the transmission of like information; and
    4. such other forms of communication as from time to time may be agreed upon by Custodian and Subcustodian, which Subcustodian believes in good faith to have been given by Custodian or which are transmitted with proper testing or authentication pursuant to terms and conditions which Custodian may specify.

    Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. Subcustodian shall act in accordance with Instructions and shall not be liable for any act or omission in respect of any Instruction except in the case of willful default, negligence, fraud, bad faith, willful misconduct, or reckless disregard of duties on the part of Subcustodian. Subcustodian in executing all Instructions will take relevant action in accordance with accepted industry practice and local settlement practices. Where Instructions are incomplete or deficient in any respects, the Subcustodian may act in accordance with the current market practice governing that transaction at the time of its completion in supplying any administrative or other non-discretionary details regarding such transaction and may act in accordance with such details.

    B. Account
    The term "Account" means collectively the Custody Account, and the Deposit Account.

    C. Securities
    The term "Securities" includes, without limitation, stocks, shares, bonds, debentures, debt securities (convertible or non-convertible), or other obligations or securities and any certificates, receipts, futures contracts, foreign exchange contracts, options, warrants, scrip or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interest therein, or in any property or assets.

VII. Miscellaneous Provisions

    A. Statements Regarding the Account
    Subcustodian will supply Custodian with such statements regarding the Account as Custodian may request, including the identity and location of any Eligible Depository authorized and acting hereunder. In addition, Subcustodian will supply Custodian with an advice or notification of any transfer of Securities to or from the Account indicating, as to Securities acquired for the Account, if applicable, the Eligible Depository having physical possession of such securities.

    B. Examination of Books and Records
    Subcustodian agrees that its books and records relating to the Account and Sub-custodian's actions under this agreement shall be open to the physical, on-premises inspection and audit at reasonable times by officers of, auditors employed by, or other representatives of Custodian including (to the extent permitted under the laws of the Republic of South Africa) the independent public accountants for any customer of Custodian whose property is being held hereunder) and such books and records shall be retained for such period as shall be agreed upon by Custodian and Subcustodian.

    As Custodian may reasonably request from time to time, Subcustodian will furnish its auditor's reports on its system of internal controls, and Subcustodian will use its best efforts to obtain and furnish similar reports of any Eligible Depository authorized and acting hereunder.

    C. Standard of Care
    In holding, maintaining, servicing and disposing of Property under this Agreement and in fulfilling any other obligations hereunder, Subcustodian shall exercise the same standard of care that it exercises over its own assets, provided that Subcustodian shall exercise at least the degree of care and maintain adequate insurance as expected of a prudent professional Subcustodian for hire and shall assume the burden of proving that it has exercised such care in its maintenance of Property held by Subcustodian in its Accounts. The maintenance of the Property in an Eligible Depository shall not affect Subcustodian's standard of care, and Subcustodian will remain as fully responsible for any loss or damage to such securities as if it had itself retained physical possession of them. Subcustodian shall indemnify and hold harmless Custodian and each of Custodian's customers from and against any loss, damage, cost, expense, liability or claim (including reasonable attorney's fees) arising out of or in connection with the improper or negligent performance or the nonperformance of the duties of Subcustodian.

    The Subcustodian will take due care but will not be responsible for any loss, damage or costs arising from any tainted or fraudulent securities which may be delivered to the Subcustodian by or on behalf of the Custodian unless the Subcustodian, its agents or employees act fraudulently or in bad faith themselves. The Subcustodian will, however assist in investigations when tainted or fraudulent securities are delivered to the Subcustodian.

    Subcustodian shall be responsible for complying with all provisions of the laws of the Republic of South Africa, or any other law, applicable to Subcustodian in connection with its duties hereunder, including (but not limited to) the payment of all transfer taxes or other taxes and compliance with any currency restrictions and securities laws in connection with its duties as Subcustodian.

    D. Loss of Cash or Securities
    Subcustodian agrees that, in the event of any loss of Securities or Cash in the Account, Subcustodian will use its best efforts to ascertain the circumstances relating to such loss and will promptly report the same to Custodian and shall use every legal means available to it to effect the quickest possible recovery.

    E. Compensation of Subcustodian
    Custodian agrees to pay to Subcustodian from time to time such compensation for its services and such out-of-pocket or incidental expenses of Subcustodian pursuant to this Agreement as may be mutually agreed upon in writing from time to time.

    F. Operating Requirements
    The Subcustodian agrees to follow such Operating Requirements as the Custodian may establish from time to time, provided that such Requirements conform with local market, exchange, and regulatory procedures in South Africa. A copy of the current Custodian Operating Requirements is attached as Attachment B to this Agreement.

    G. Termination
    This Agreement may be terminated by Subcustodian or Custodian on 60 days' written notice to the other party, sent by registered mail, provided that any such notice, whether given by Subcustodian or Custodian, shall be followed within 60 days by Instructions specifying the names of the persons to whom Subcustodian shall deliver the Securities in the Account and to whom the Cash in the Account shall be paid. If within 60 days following the giving of such notice of termination, Subcustodian does not receive such Instructions, Subcustodian shall continue to hold Securities and Cash subject to this Agreement until such Instructions are given. The obligations of the parties under this Agreement shall survive the termination of this Agreement.

    H. Notices
    Unless otherwise specified in this Agreement, all notices and communications with respect to matters contemplated by this Agreement shall be in writing, and delivered by mail, postage prepaid, telex, SWIFT, or other mutually agreed telecommunication methods to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this paragraph):

    To Subcustodian:            The Standard Bank of South Africa Limited
                                46 Marshall Street
                                Johannesburg 2001
                                R.S.A.
                                Telex:  487367
                                SWIFT:  SBZAZAJJ

    To Custodian:               State Street Bank and Trust Company
                                Securities Operations/
                                Network Administration
                                P.O. Box 1631
                                Boston, Massachusetts  02105
                                U.S.A.

    I. Confidentiality
    Subcustodian and Custodian shall each use its best efforts to maintain the confidentiality of the property in the Account and the beneficial owners thereof, subject however, to the provisions of any laws requiring disclosure. In addition, Subcustodian shall safeguard any test keys, identification codes or other security devices which Custodian shall make available to it. The Subcustodian further agrees it will not disclose the existence of this Agreement or any current business relationship unless compelled by applicable law or regulation or unless it has secured the Custodian's written consent.

    J. Assignment
    This Agreement shall not be assignable by either party but shall bind any successor in interest of Custodian and Subcustodian respectively.

    K. Governing Law
    This Agreement shall be governed by and construed in accordance with the laws of the Republic of South Africa. To the extent inconsistent with this Agreement or Custodian's Operating Requirements as attached hereto, Subcustodian's rules and conditions regarding accounts generally or custody accounts specifically shall not apply.

CUSTODIAN:                              STATE STREET BANK
                                        AND TRUST COMPANY

                                        By: James B. Lathrop
                                            --------------------------------
                                            James B. Lathrop, Vice President
                                        Date:        November 29, 1993

AGREED TO BY SUBCUSTODIAN:              STANDARD BANK OF SOUTH
                                        AFRICA LIMITED

                                        By: J.C. Moggee
                                            --------------------------------

                                        Date: 03 December 1993
                                              ----------------